Exhibit 4.2

FIRST AMENDMENT

TO

AMENDED AND RESTATED FACILITY LEASE

This FIRST AMENDMENT (this “Amendment”), dated as of October 31, 2005 (the “First Amendment Date”) by and between POPE & TALBOT, INC., a Delaware corporation (the “Lessee”), and WILMINGTON TRUST COMPANY not in its individual capacity but solely as Owner Trustee, Lessor (“Lessor” or “Owner Trustee”) amends that certain Amended and Restated Facility Lease dated as of December 27, 2001 by and between Lessee and Owner Trustee (the “Original Agreement”). Lessee and Owner Trustee are referred to individually in this Amendment as a “Party” and collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, the Parties entered into the Original Agreement (the Original Agreement, as amended by this Amendment, is hereinafter referred to as the “Agreement”), which provided for the lease and letting of the Leased Property to the Lessee by the Lessor;

WHEREAS, the Lessee requested that the Lessor waive compliance by the Lessee with certain of the financial covenants of the Lessee as set forth in section 6.3 of the Original Agreement;

WHEREAS, the Lessor’s willingness to provide the waiver requested by the Lessee was conditioned upon the Lessee’s providing and obligating itself to provide security in the form of cash or a letter of credit for the benefit of the Owner Trustee, to secure the obligations of the Lessee under the Original Agreement;

WHEREAS, the Lessee is willing to provide security in the form of cash or a letter of credit for the benefit of the Owner Trustee, to secure the obligations of the Lessee under the Original Agreement; and

WHEREAS, the Parties desire to amend the Original Agreement as hereinafter set forth.

NOW THEREFORE, in consideration of the premises set forth herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Original Agreement Definitions. All capitalized terms used in this Amendment but not defined herein shall have the meanings given to them in the Original Agreement. In the event of a conflict between the definitions contained in this Amendment and those contained in the Original Agreement, the definitions contained herein shall prevail.

ARTICLE II

AMENDMENTS TO ORIGINAL AGREEMENT

2.1 Amendments to Section 6.3 of Original Agreement. Section 6.3 is hereby amended by inserting the following as subsection 6.3(d):

(d) On or before October 31, 2005, the Lessee will deliver to the Lessor as collateral security for the obligations of the Lessee hereunder an irrevocable standby letter of credit in the stated amount of $7,000,000.00 for the benefit of the Lessor in form and substance satisfactory to the Lessor and issued by a financial institution selected by the Lessee and approved by the Lessor and having an initial expiry date of no earlier than September 30, 2006 and providing for at least sixty days prior written notice to the Lessor or its transferee in the event the issuer shall elect not to extend the letter of credit beyond its then current expiry date (the “Initial Letter of Credit”). If the issuer of the Initial Letter of Credit or any Replacement Letter of Credit, as hereinafter defined (the “Issuer”) shall provide the Lessor or any transferee of the Initial Letter of Credit or Replacement Letter of Credit (the currently effective instrument being referred to herein as the “Letter of Credit”) with notice that the Issuer has elected not to extend the Letter of Credit beyond its then current expiry date, then within thirty (30) days after the date of such notice and in any event at least thirty days prior to the expiry date of the Letter of Credit either (i) the Lessee shall cause a replacement letter of credit incorporating the terms and provisions of the Initial Letter of Credit and effective as of the date and time of the expiration of the then current Letter of Credit to be issued by a financial institution selected by the Lessee and approved by the Lessor (the “Replacement Letter of Credit”) or (ii) the beneficiary under the Letter of Credit shall have been paid $7,000,000.00 on its draft under the Letter of Credit accompanied by a statement from the beneficiary that such beneficiary has received a notice from the Issuer that the Letter of Credit will not be automatically renewed or extended beyond its current expiration date. The Letter of Credit and all draws thereon and payments thereunder constitute collateral security for the prompt payment of all amounts due by the Lessee hereunder and the performance and observance by the Lessee of all of the Lessee’s agreements, covenants and obligations hereunder to pay rent, properly maintain the Leased Property, pay insurance premiums or other similar conventional obligations of a net lease and the Lessee does hereby represent, warrant and acknowledge that all of the obligations of the Lessee hereunder (collectively the “Obligations”) are and constitute conventional obligations of a lessee under a net lease. Any amounts realized on the Letter of Credit and all proceeds thereof or draws or payments thereunder shall be collateral for the performance of the Obligations, and shall, upon application of any of the foregoing, reduce pro tanto the Obligations, whether for Rent, Casualty Value, Termination Value or otherwise.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Lessee represents and warrants to and agrees with the Owner Trustee as follows:

3.1 Representations and Warranties in the Original Agreement. The representations and warranties of the Lessee contained in the Original Agreement were true, correct and complete as and when made and, are true, correct and complete in all material respects as of the date hereof as if made on the date hereof (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

3.2 Authority, Etc. The execution and delivery by the Lessee of this Amendment and the performance by the Lessee of all of its agreements and obligations under this Amendment and the Original Agreement (i) are within the corporate authority of the Lessee, (ii) have been duly authorized by all necessary corporate proceedings by the Lessee, (iii) do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which the Lessee is subject or any judgment, order, writ, injunction, license or permit applicable to the Lessee, and (iv) do not conflict with any provision of the corporate charter or by-laws of, or any agreement or other instrument binding upon, the Lessee.

3.3 Enforceability of Obligations. This Amendment and the Original Agreement constitute the legal, valid and binding obligations of the Lessee, enforceable against it in accordance with their respective terms, except as enforcement of the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting enforcing of creditors’ rights generally.

3.4 No Default. After giving effect to this Amendment and the waivers received by the Lessee from the Owner Trustee and others, pursuant to the terms of the Original Agreement, no condition or event has occurred or exists which constitutes or which, after notice of lapse of time, or both, would constitute a default or event of default under the Original Agreement.

3.5 Compliance. After giving effect to this Amendment and the waivers received by the Lessee from the Owner Trustee and others, pursuant to the terms of the Original Agreement, the Lessee is in full compliance with all covenants and agreement contained in the Original Agreement.

3.6 Good Faith. To the best of the Lessee’s knowledge the Owner Trustee has acted in good faith and in a commercially reasonable manner in negotiating with the Lessee with respect to this Amendment, the Original Agreement and the other Operative Agreements.

3.7 Control. The Owner Trustee has not directly or indirectly exercised control over the Lessee and the procedures, if any, followed by the Lessee in its efforts to comply with the terms of the Original Agreement and/or the other Operative Agreements.

3.8 Solvency. The Lessee has not: (i) filed a petition seeking relief under any provision of any bankruptcy, reorganization, arrangement or dissolution law of any jurisdiction; (ii) made an assignment for the benefit of creditors; (iii) had a receiver, custodian, liquidator or trustee of its property, or any part thereof, appointed by court order or otherwise; or (iv) admitted in writing, its inability to pay debts generally as they become due.

3.9 No Offsets or Counterclaims. The Lessee, as of the date hereof, has no defenses, counterclaims, offsets, cross complaints, claims or demands of any nature whatsoever which can be asserted to reduce or eliminate all or any part of the Lessee’s obligations under the Original Agreement or any other of the Operative Agreements or to seek relief for damages of any type from the Owner Trustee.

ARTICLE IV

CONDITIONS TO EFFECTIVENESS

The effectiveness of this Amendment is conditioned upon satisfaction or waiver of the following conditions precedent on or before the First Amendment Date:

4.1 Amendment. The Owner Trustee shall have received this Amendment, executed and delivered by all the Parties.

4.2 Resolutions, etc. The Owner Trustee shall have received from the Lessee (i) a copy of a good standing certificate issued by the Secretary of State of the State of its incorporation, dated a date reasonably close to the First Amendment Date, for the Lessee and (ii) a certificate, dated the First Amendment Date, duly executed and delivered by Lessee’s Secretary or Assistant Secretary, as to:

(a) resolutions of the Board of Directors then in full force and effect authorizing, the execution, delivery and performance of this Amendment by an authorized officer of Lessee, and the transactions contemplated hereby;

(b) the incumbency and signatures of those of its officers authorized to act with respect to the First Amendment to be executed by Lessee; and

(c) with respect to Lessee, the full force and validity of each articles/certificate of incorporation of the Lessee and the by-laws of the Lessee (the “Lessee Organic Documents”) and copies thereof or a representation by the Lessee that such Lessee Organic Documents have not been amended or modified.

4.4 Fees, Expenses, etc. The Owner Trustee shall have received all fees and expenses incurred by the Owner Trustee in connection herewith to the extent copies of the invoices/statements for such fees and expenses have been provided to Lessee.

4.5 Legal Opinions. The Owner Trustee and the Indenture Trustee shall have received a legal opinion of counsel to the Lessee. Such legal opinion shall cover such other matters incident to the transactions contemplated by this Amendment as the Owner Trustee may require.

4.6 Satisfactory Legal Form. All documents executed or submitted pursuant hereto by or on behalf of the Lessee shall be reasonably satisfactory in form and substance to the Owner Trustee and its counsel and the Owner Trustee and its counsel shall have received all information, approvals, opinions, documents or instruments as the Owner Trustee or its counsel may reasonably request.

ARTICLE V

MISCELLANEOUS

5.1 Continued Effectiveness. Notwithstanding anything contained herein, the terms of this Amendment are not intended to and do not serve to effect a novation as to the Original Agreement. The Parties expressly do not intend to extinguish the Original Agreement. Instead, it is the express intention of the Parties to reaffirm the obligations and indemnities created under the Original Agreement, the Operative Agreements and the other documents contemplated thereby and to reaffirm the rights and obligations contained therein. The Original Agreement as amended hereby and each of the other documents contemplated thereby shall remain in full force and effect. Except as herein amended, the Original Agreement shall remain unchanged and in full force and effect, and is hereby ratified in all respects. All of the representations, warranties and covenants contained in the Original Agreement and in this Amendment shall survive the execution and delivery of this Amendment.

5.2 References. Any reference to the Original Agreement contained in any notice, certificate, or other document executed concurrently with or after the execution and delivery of this Amendment shall be deemed to include the amendments contained in this Amendment unless the context shall otherwise require.

5.3 Headings/Counterparts. The headings in this Amendment are for convenience of reference only and shall not limit or otherwise affect the meaning hereof. This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed shall be an original, but all the counterparts shall together constitute one and the same instrument.

5.4 GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE INTERNAL LAW (AS OPPOSED TO CONFLICTS OF LAW PROVISIONS) OF THE STATE OF NEW

YORK, INCLUDING ALL MATERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE.

5.5 Acknowledgments. The Lessee hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Amendment; and

(b) the Owner Trustee has no fiduciary relationship with or duty to the Lessee arising out of or in connection with this Amendment or any of the other Operative Agreements.

5.7 Severability. Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

5.8 Expenses. Upon the execution hereof the Lessee will pay to or as directed by the Owner Trustee the fees and disbursements of the Owner Trustee’s counsel in connection with this Amendment.

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

POPE & TALBOT, INC.

By:	/s/ Richard K. Atkinson
Name: Richard K. Atkinson
Title: Vice President and Chief Financial Officer

WILMINGTON TRUST COMPANY,
Not in its individual capacity but solely
As Owner Trustee

By:	/s/ Robert P. Hines, Jr.
Name: Robert P. Hines, Jr.
Title: Assistant Vice President